UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

VIRIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 Crescent Street, Suite 401 Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 272-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VRDN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2022 (the “Closing Date”), Viridian Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) among the Company, certain of its subsidiaries from time to time party thereto (together with the Company, collectively, the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), and Hercules Capital, Inc., as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

The Loan Agreement provides for a term loan facility of up to $75.0 million (the “Term Loan”), consisting of: (1) an initial tranche of $25.0 million, available through June 15, 2023; (2) a second tranche of $10.0 million, subject to the achievement of certain regulatory milestones, available through June 15, 2023; (3) a third tranche of $15.0 million, subject to the achievement of certain regulatory milestones, available through March 15, 2024; and (4) a fourth tranche of $25.0 million, subject to approval by the Lenders’ investment committee(s), available through December 15, 2024.

The obligations of the Borrower under the Loan Agreement are secured by certain assets of the Borrower, including substantially all of the assets of the Borrower, but excluding the Borrower’s intellectual property.

The loan will bear interest at the greater of either (i) the prime rate as reported in The Wall Street Journal plus 4.20% or (ii) 7.45%; provided that the interest rate shall not exceed a per annum rate of 8.95%.

The Term Loan matures on October 1, 2026. The Company is entitled to prepay the Term Loan in whole at its option, subject to a prepayment charge on the amount so prepaid equal to (i) in the first 12 months following the Closing Date, 3.0%, (ii) on or after 12 months but prior to 24 months following the Closing Date, 2.0%, (iii) on or after 24 months but prior to 36 months following the Closing Date, 1.0%, and (iv) thereafter, 0.0%. Upon full repayment of the Term Loan, the Company is obligated to pay an end-of-term charge equal to 6.00% of the principal amount of the Term Loan actually borrowed.

The proceeds of borrowings under the Loan Agreement are expected to be used for working capital and general corporate purposes. Under the terms of the Loan Agreement, the Company drew an initial amount of $5.0 million at the closing of the Loan Agreement on April 1, 2022.

The Loan Agreement also contains customary affirmative and negative covenants that, among other things, limit the ability of the Borrower or its subsidiaries, subject to certain exceptions, to incur indebtedness, grant liens, enter into a merger or consolidation, enter into transactions with affiliates, or sell all or a portion of their property, business or assets.

The Loan Agreement contains customary events of default. Upon the occurrence and continuation of an event of default, all amounts due under the Loan Agreement become (in the case of an insolvency or bankruptcy event), or may become (in the case of all other events of default and at the option of the Agent), immediately due and payable.

The foregoing descriptions of the Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement filed as Exhibit 10.1 attached hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of April 1, 2022, among Viridian Therapeutics, Inc., certain of its subsidiaries from time to time party thereto, the Lenders from time to time party thereto and Hercules Capital, Inc., as Agent.

(1)	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished. Certain portions of the exhibit, identified by the mark, “[***],” may have been omitted because such portions contained information that is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viridian Therapeutics, Inc.

Date: April 4, 2022	By:	/s/ Jonathan Violin
Jonathan Violin
President, Chief Executive Officer and Director